UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2007

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

34-0-26512 (Commission File Number)	98-014-1974 (IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda (Address of principal executive offices)	HM 19 (Zip Code)

(441) 295-4513
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of April 27, 2007, Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd. (the “Account Parties”), RenaissanceRe Holdings Ltd. (the “Company”), the banks and financial institutions parties thereto (collectively, the “Lenders”), Wachovia Bank, National Association (“Wachovia”), as issuing bank, administrative agent, and collateral agent for the Lenders, and certain other agents entered into the Second Amended and Restated Reimbursement Agreement (the “Second Amended and Restated Agreement” or the “Agreement”), amending in certain respects and restating the First Amended and Restated Reimbursement Agreement, dated as of March 31, 2004, as amended, among the Account Parties, the Company, Wachovia and certain other agents and lenders (the “First Amended and Restated Agreement”), and certain related agreements .

The Second Amended and Restated Agreement serves as the Company’s principal secured letter of credit facility. The Second Amended and Restated Agreement, as compared to the First Amended and Restated Agreement, among other things, (i) extends the term of the agreement to April 27, 2010; (ii) reduces the total commitment thereunder from $1.725 billion to $1.4 billion; (iii) provides for the potential increase of the total commitment to up to $1.8 billion if certain conditions are met; and (iv) increases the minimum net worth requirement with respect to DaVinci Reinsurance Ltd. by $150 million to $300 million.

Advances under the facility bear interest at the Base Rate (as defined in the Agreement) and, if repayment is made after the due date, at the Base Rate plus 2% from the due date until the payment date. The Agreement contains representations, warranties and covenants customary for bank loan facilities of this nature. In addition to customary covenants which limit the ability of the Company, RIHL (as defined below), and any of the Account Parties to merge, consolidate, or sell or transfer any or all of its assets, or acquire all or substantially all of the assets or equity interests of another entity, except under certain circumstances, the Agreement also requires the Company to maintain a net worth in an amount not less than $750 million, and DaVinci Reinsurance Ltd. to maintain a net worth in an amount not less than $300 million.

The facility accepts as collateral shares issued by the Company’s subsidiary Renaissance Investment Holdings Ltd (“RIHL”). The Company’s participating operating subsidiaries and managed joint ventures have pledged (and must maintain as pledged) RIHL shares issued to them with a sufficient collateral value to support their respective obligations under the facility, including reimbursement obligations for outstanding letters of credit. The participating subsidiaries and joint ventures have the option to post alternative forms of collateral. In addition, for liquidity purposes, in order to be permitted to pledge RIHL shares as collateral, each participating subsidiary and joint venture must maintain additional unpledged RIHL shares that have a net asset value at least equal to 15% of its facility usage, and RIHL shares having an aggregate net asset value equal to at least 15% of the net asset value of all outstanding RIHL shares must remain unencumbered. In the event of the occurrence and continuation of an event of default under the facility, the Lenders may terminate their respective obligations to issue letters of credit and accelerate the outstanding obligations under the Agreement, or may exercise certain remedies under the Agreement, including redemption of pledged shares and conversion of the collateral into cash or eligible marketable securities.

The description of the Second Amended and Restated Agreement contained herein is qualified in its entirety by reference to the Second Amended and Restated Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Bank of America, N.A., The Bank of New York, Citibank, N.A., Deutsche Bank AG New York Branch, HSBC Bank USA, National Association, Mellon Bank, N.A., UBS Loan Finance LLC and Wachovia, which are parties to the Second Amended and Restated Agreement, are also parties to a $500,000,000 credit agreement with the Company. Bank of America, N.A., Citibank, N.A., Mellon Bank, N.A., HSBC Bank USA, National Association, The Bank of New York and Wachovia, which are parties to the Second Amended and Restated Agreement, are also parties to a $200,000,000 credit agreement with DaVinciRe Holdings Ltd. In addition, certain affiliates of the Lenders have in the past provided, and may in the future provide, investment banking, transfer agent, trusteeship, custodial, and/or other financial services from time to time to the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information in the first four paragraphs of Item 1.01 of the Current Report is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description

10.1

Second Amended and Restated Reimbursement Agreement, dated as of April 27, 2007, by and among Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd., RenaissanceRe Holdings Ltd., the banks and financial institutions parties thereto, Wachovia Bank, National Association, as issuing bank, administrative agent, and collateral agent for the lenders, and certain other agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.
Date: May 3, 2007	By:	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein
Title: SVP, General Counsel, & Corporate Secretary

INDEX TO EXHIBITS

Exhibit #	Description

10.1

Second Amended and Restated Reimbursement Agreement, dated as of April 27, 2007, by and among Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd., RenaissanceRe Holdings Ltd., the banks and financial institutions parties thereto, Wachovia Bank, National Association, as issuing bank, administrative agent, and collateral agent for the lenders, and certain other agents.